                                                                    Exhibit 12.A


                          EL PASO ENERGY PARTNERS, L.P.
                  COMPUTATION OF EARNINGS TO FIXED CHARGES AND
                 RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
              PREFERRED AND PREFERENCE STOCK DIVIDEND REQUIREMENTS
                             (DOLLARS IN THOUSANDS)


                                                   FOR
                                                   THE
                                                  NINE
                                                 MONTHS
                                                  ENDED                FOR THE YEAR ENDED DECEMBER 31,
                                                SEPTEMBER   ----------------------------------------------------
                                                30, 2002      2001       2000       1999       1998       1997
                                                ---------   --------   --------   --------   --------   --------
 Earnings
    Pre-tax income (loss) from continuing
       operations..........................      $ 66,772   $ 54,052   $ 20,749   $ 18,382   $    275   $ (1,449)
    Minority interest in consolidated
       subsidiaries........................            13        100         95        197         15         (7)
    Income from equity investees...........       (10,541)    (8,449)   (22,931)   (32,814)   (26,724)   (29,327)
                                                 --------   --------   --------   --------   --------   --------
    Pre-tax income (loss) from continuing
       operations before minority interest
       in consolidated subsidiaries and
       income from equity investees........        56,244     45,703     (2,087)   (14,235)   (26,434)   (30,783)
    Fixed charges..........................        61,051     54,924     51,077     37,336     21,330     15,883
    Distributed income of equity
       investees...........................        13,140     35,062     33,960     46,180     31,171     27,135
    Capitalized interest...................        (4,309)   (11,755)    (4,005)    (1,799)    (1,066)    (1,721)
    Minority interest in consolidated
       subsidiaries........................           (13)      (100)       (95)      (197)       (15)         7
                                                 --------   --------   --------   --------   --------   --------
       Total earnings available for fixed
          charges..........................      $126,113   $123,834   $ 78,850   $ 67,285   $ 24,986   $ 10,521
                                                 ========   ========   ========   ========   ========   ========

 Fixed charges
    Interest and debt expense..............      $ 59,671   $ 54,885   $ 51,077   $ 37,122   $ 21,308   $ 15,890
    Interest component of rent.............         1,380         39         --         17          7         --
                                                 --------   --------   --------   --------   --------   --------
       Total fixed charges.................      $ 61,051   $ 54,924   $ 51,077   $ 37,139   $ 21,315   $ 15,890
                                                 ========   ========   ========   ========   ========   ========

 Ratio of earnings to fixed charges(1).....          2.07       2.25       1.54       1.81       1.17         --(2)

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(1)  The ratio of earnings to combined fixed charges and preferred and preference stock dividend requirements for the periods presented is the same as the ratio of earnings to fixed charges since El Paso has no outstanding preferred stock or preference stock and, therefore, no dividend requirements.
(2)  Earnings were inadequate to cover fixed charges by $5,362 for 1997.

For purposes of calculating these ratios: (i) "fixed charges" represent interest cost (exclusive of interest on rate refunds), amortization of debt costs, the estimated portion of rental expense representing the interest factor, pretax preferred stock dividend requirements of consolidated subsidiaries, and minority interests in consolidated subsidiaries; and
(ii) "earnings" represent the aggregate of pre-tax income (loss) from continuing operations before adjustment for minority interest in consolidated subsidiaries and income from equity investees, fixed charges, and distributed income of equity investees, less capitalized interest, minority interest in consolidated subsidiaries, and preferred stock dividend requirement of consolidated subsidiaries.